                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ACUSON CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                         [LOGO OF ACUSON CORPORATION]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 July 23, 1996

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acuson Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, July 23, 1996 at 10:00 a.m., local time, at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California, for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year and until their successors are elected.

    2. To approve an amendment to the Company's 1995 Stock Incentive Plan to increase the number of shares underlying the options automatically granted to non-employee directors on an annual basis from 5,000 to 7,500.

    3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on May 28, 1996 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ CHARLES H. DEARBORN
                                          Charles H. Dearborn
                                          Secretary

Mountain View, California
June 4, 1996

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                              ACUSON CORPORATION
                             1220 CHARLESTON ROAD
                                 P.O. BOX 7393
                         MOUNTAIN VIEW, CA 94039-7393

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 23, 1996

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Acuson Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, July 23, 1996, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment of that meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated the date hereof. The Annual Meeting will be held at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California.

SOLICITATION

  The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

  The Company intends to mail this proxy statement and accompanying proxy on approximately June 5, 1996.

VOTING

  Only holders of Common Stock of record at the close of business on May 28, 1996, will be entitled to notice of and to vote at the Annual Meeting. As of May 28, 1996, the Company had outstanding 27,338,212 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of Common Stock authorized to vote will constitute a quorum for the transaction of business at the Annual Meeting and any continuation or adjournment thereof. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The other proposals submitted to the stockholders in the enclosed proxy must be approved by the vote of the holders of a majority of the shares of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting. In determining whether such proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1220 Charleston Road, P.O. Box 7393, Mountain View, California, 94039-7393, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders (the "1997 Annual Meeting") must be received by the Company no later than February 5, 1997 in order to be included in the proxy statement and proxy relating to the 1997 Annual Meeting.

                                  PROPOSAL 1

                     NOMINATION AND ELECTION OF DIRECTORS

  One of the purposes of the Annual Meeting is the election of the Board of Directors of the Company to hold office until the 1997 Annual Meeting or until their successors are elected and have qualified. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, unless one or more of such nominees should become unavailable for election by reason of death or other unexpected occurrence, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

NOMINEES AND PRESENT DIRECTORS

  The By-Laws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors. At present, the authorized size of the Board of Directors is six. The Board of Directors has nominated five persons for election to the Board of Directors. Mr. Royce Diener, a current director of the Company, has decided to retire from the Board of Directors as of the Annual Meeting and will not be standing for re-election. Effective upon Mr. Diener's retirement, the authorized number of directors will be reduced from six to five. Proxies cannot be voted for more than five persons.

  Set forth below is information regarding the nominees for election as directors, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of June 4, 1996. Each nominee is currently a director of the Company.


 NAME                          AGE          POSITION            DIRECTOR SINCE
 ----                          ---          --------            --------------
 Samuel H. Maslak............   47 Chairman of the Board and    September 1981
                                    Chief Executive Officer
 Robert J. Gallagher.........   52 President, Chief Operating   May 1994
                                    Officer and Director
 Albert L. Greene............   46 Director                     March 1995
 Karl H. Johannsmeier........   67 Director                     March 1995(/1/)
 Alan C. Mendelson...........   48 Director                     March 1995

- --------
(1) Mr. Johannsmeier also served as a director of the Company from September 1981 to May 1994.

  Samuel H. Maslak co-founded the Company in September 1981 and has been Chief Executive Officer and a director since that date. He was President of the Company from September 1981 until May 1995. He was appointed Chairman of the Board in May 1995.

  Robert J. Gallagher joined the Company in January 1983 as Vice President, Finance and Chief Financial Officer. He became Executive Vice President in March 1991, Chief Operating Officer of the Company in January 1994 and was elected director of the Company in May 1994. He became President of the Company in May 1995.

  Albert L. Greene became a director of the Company in March 1995. Mr. Greene has served as the President and Chief Executive Officer of Alta Bates Medical Center in Berkeley, California since 1990 and is a member of the American College of Healthcare Executives, the American Hospital Association, the Alta Bates Medical Center Board of Trustees, the Alta Bates Health System Board of Directors, and other hospital associations.

  Karl H. Johannsmeier served as a director of the Company from September 1981 to May 1994 and has also served as a director from March 1995 to the present. He founded Optimetrix Corporation, a semiconductor processing equipment company, where he served as President and Chief Executive Officer from 1976 to 1981 and as Chairman of the Board of Directors from 1976 to 1984. Optimetrix Corporation was acquired by Eaton Corporation in 1982. Mr. Johannsmeier has been a private investor over the last twenty years.

  Alan C. Mendelson became a director of the Company in March 1995. Mr. Mendelson has been a partner in the law firm of Cooley Godward Castro Huddleson & Tatum since January 1980 and served as Managing Partner of its Palo Alto office between May 1990 and March 1995. Mr. Mendelson also served as Secretary and Acting General Counsel of Amgen Inc., a biopharmaceutical company, from April 1990 through March 1991 and served as Acting General Counsel of Cadence Design Systems, Inc., an electronic design automation software company, from November 1995 through May 1996. Mr. Mendelson is also a director of Isis Pharmaceuticals, Inc., a biopharmaceutical company, CoCensys, Inc., a biopharmaceutical company, and Elexsys International, Inc., a manufacturer of interconnect products used in advanced electronic equipment.

  There are no family relationships between any director or executive officer of the Company.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

  The Board of Directors has three standing committees: the Compensation Committee, the Audit Committee and the Non-Officer Stock Option Administration Committee. The Board does not have a nominating committee.

  The Compensation Committee was established in February 1993 to determine compensation to be paid to the Company's executive officers and to administer the Company's stock plans generally. The current members of the Compensation Committee are Messrs. Diener, Greene, Johannsmeier and Mendelson.

  The Audit Committee was established in October 1986 to recommend engagement of the Company's independent public accountants, to approve services performed by such accountants and to review, in consultation with the independent public accountants, the Company's accounting system and system of internal controls. The current members of the Audit Committee are Messrs. Diener, Greene, Johannsmeier and Mendelson.

  The Non-Officer Stock Option Administration Committee was established in July 1987 to administer the Company's stock option plan only for non-officer employees of the Company. Its member is Dr. Maslak.

  During the fiscal year ended December 31, 1995, the Board of Directors held five meetings, the Audit Committee held three meetings and the Compensation Committee held three meetings. The Non-Officer Stock Option Administration Committee acted solely by unanimous written consent in accordance with the Company's By-Laws and Delaware law. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, except Mr. Johannsmeier, who was unable to attend the Board of Directors, Audit Committee and Compensation Committee meetings held on July 25, 1995.

                                  PROPOSAL 2

                    AMENDMENT OF 1995 STOCK INCENTIVE PLAN

  A proposal to amend the Company's 1995 Stock Incentive Plan (the "1995 Incentive Plan") will be presented to stockholders at the Annual Meeting. The proposed amendment would increase from 5,000 to 7,500 the number of shares of Common Stock underlying options automatically granted to each non-employee director of the Company immediately following each annual meeting of the Company's stockholders during the term of the 1995 Incentive Plan, beginning immediately following the Annual Meeting. The 1995 Incentive Plan was adopted by the Board of Directors of the Company in March 1995 and by the stockholders of the Company at the 1995 Annual Meeting.

  Approval of the proposed amendment to the 1995 Incentive Plan requires the affirmative vote of the holders of record of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE 1995 INCENTIVE PLAN.

  The persons designated in the enclosed proxy will vote your shares FOR approval of the proposed amendment to the 1995 Incentive Plan unless instructions to the contrary are indicated in the proxy.

 The Proposed Amendment

  Description of the Proposed Amendment. The 1995 Incentive Plan presently provides for the automatic, non-discretionary grant of options ("Non-Discretionary Options") covering 5,000 shares of Common Stock to each non-employee director of the Company immediately following each annual meeting of the Company's stockholders during the term of the 1995 Incentive Plan. If approved by the stockholders, the proposed amendment to the 1995 Incentive Plan would increase that number from 5,000 to 7,500, effective immediately following the Annual Meeting. The proposed amendment will not change any other terms of the 1995 Incentive Plan.

  Reasons for the Proposed Amendment. The Chairman of the Board (who will not benefit from this amendment) has proposed this amendment. Such proposal is designed to preserve the Company's ability to attract and retain the services of highly qualified non-employee directors, and to more closely align the interests of such persons with those of the Company's stockholders. The number of shares underlying options granted to the Company's non-employee directors has not increased since 1991.

  Terms of Non-Discretionary Options. Under the 1995 Incentive Plan, each Non-Discretionary Option shall be evidenced by a written stock option agreement, shall have a term of ten years (subject to earlier termination in the circumstances described below), or such shorter term as may be required to comply with applicable law, shall have an exercise price no less than the fair market value of the underlying shares on the grant date, and shall vest as to 50% of the shares covered thereby on the six-month anniversary of the grant date, and thereafter in daily increments equal to 1/365 of such shares so that the Non-Discretionary Option becomes fully vested on the first anniversary of the grant date. The term of each Non-Discretionary Option will terminate early in the following circumstances: (a) if the optionee ceases to be a director for any reason other than death, disability or cause, the Option will terminate on the last day of the period beginning on the date after the optionee ceases to be a director and running thereafter for a period of time equal to the duration of such director's continuous service on the Board (but in no event more than three years); (b) if the optionee ceases to be a director due to death or disability, the Option will terminate on the third anniversary of the date the optionee ceases to be a director; and (c) if the optionee's service on the Board is terminated for cause, the Option will terminate immediately. In any of the foregoing cases, vesting of the Option will cease on the date the optionee ceases to be a director.

 Remaining Provisions of the 1995 Incentive Plan

  The remaining essential features of the 1995 Incentive Plan, none of which will be changed by the proposed amendment, are as follows:

  Purpose. The purpose of the 1995 Incentive Plan is to allow the Company to provide incentives to Eligible Individuals (as defined below) for employment, increased efforts and successful achievements on behalf of or in the interest of the Company and its affiliates and to maximize the rewards due them for those efforts and achievements.

  Administration. The 1995 Incentive Plan is administered by the Board of Directors of the Company (the "Board"), by one or more separate committees appointed by the Board with respect to specified groups of participants (each such committee, a "Committee"), and by the Secretary of the Company, as set forth below. As used herein, the term "Plan Administrator" shall refer to the Board, or any Committee, as applicable, that is administering the provisions of the 1995 Incentive Plan being referred to.

    (a) With respect to awards to Eligible Individuals who are officers or directors of the Company subject to Section 16(b) ("Section 16(b) Persons") of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to "covered employees" ("Covered Employees") within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the 1995 Incentive Plan is administered by a Committee constituted to comply with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3 or its successors under the Exchange Act ("Rule 16b-3") and a "committee comprised solely of two or more outside directors" within the meaning of Section 162(m) of the Code.

    (b) With respect to awards made to Eligible Individuals who are neither
  Section 16(b) Persons nor Covered Employees, the 1995 Incentive Plan may be administered by the Board or by any Committee consisting of one or more persons.

    (c) The Secretary of the Company administers the provisions of the 1995 Incentive Plan providing for the grant of stock options to Eligible Individuals who are non-employee directors. This function is limited to matters of interpretation and administrative oversight.

  The Plan Administrator, except with respect to grants of stock options to non-employee directors, determines the Eligible Individuals who are to receive awards under the 1995 Incentive Plan, the timing of such awards, the type of award and the terms thereof. The Plan Administrator has the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the 1995 Incentive Plan, to construe and interpret the 1995 Incentive Plan, the rules and regulations thereof, and the instruments evidencing awards granted thereunder, and to make all other determinations deemed necessary or advisable for the administration of the 1995 Incentive Plan. All decisions, determinations and interpretations of the Plan Administrator are binding on all participants. Notwithstanding the foregoing, the Plan Administrator may not exercise any discretionary functions with respect to options granted to non-employee directors.

  Types of Awards. Awards under the 1995 Incentive Plan may consist of (a) options to purchase Common Stock that are designed to qualify as "incentive stock options" under Section 422 of the Code ("Incentive Stock Options"), (b) options to purchase Common Stock that are not described in Sections 422 or 423 of the Code ("Non-Qualified Stock Options" and, collectively with Incentive Stock Options, "Options"), (c) the sale or bonus grant of restricted shares of Common Stock ("Restricted Stock"), and (d) the grant of stock appreciation rights ("SARs"), either independently of ("Independent SARs"), or in tandem with ("Tandem SARs"), Options.

  Available Shares. A total of 3,500,000 shares of Common Stock have been reserved for issuance under the 1995 Incentive Plan, subject to adjustment in the event of any merger, consolidation, reorganization, reincorporation, stock split, stock dividend (in excess of 2%) or other change in the corporate structure of the Company. Such number of shares is subject to adjustment as described below.

    (a) The following awards count against and reduce the number of shares available under the 1995 Incentive Plan: (i) shares of Common Stock subject to outstanding Options issued under the 1995 Incentive Plan; (ii) outstanding shares of Restricted Stock issued under the 1995 Incentive Plan; (iii) shares subject to Independent SARs issued under the 1995 Incentive Plan; and (iv) with respect to Tandem SARs issued under the 1995 Incentive Plan, the number of shares subject to such Tandem SAR or to the related Option, whichever is greater.

    (b) The following shares are added back to the number of shares available under the 1995 Incentive Plan: (i) shares underlying Options issued under the 1995 Incentive Plan that are cancelled or terminate before being exercised; (ii) shares of Restricted Stock issued under the 1995 Incentive Plan that are cancelled or repurchased pursuant to their vesting restrictions; (iii) shares underlying Independent SARs issued under the 1995 Incentive Plan that are cancelled or terminate before being exercised;
  (iv) shares as to which an Option related to a Tandem SAR issued under the 1995 Incentive Plan has been surrendered in connection with the exercise of such Tandem SAR; and (v) shares underlying Independent SARs issued under the 1995 Incentive Plan that are exercised and paid in cash; but only, in each case, if the holder of such award did not receive dividends or other benefits of ownership with respect to such shares.

  Eligible Individuals. Employees, officers (including officers who are directors of the Company), independent contractors, and consultants of the Company and of any subsidiary of the Company designated by the Plan Administrator (collectively, the "Eligible Individuals") are eligible to participate in the 1995 Incentive Plan. Non-employee directors are not eligible to receive any awards under the 1995 Incentive Plan other than Non-Discretionary Options.

  Limitation on Awards. No Eligible Individual may be granted Options or SARs covering more than 1,000,000 shares during any calendar year.

  Discretionary Option Grants.

  (a) Option Grants. The Plan Administrator may, in its discretion, grant Options ("Discretionary Options") to Eligible Individuals from time to time during the term of the 1995 Incentive Plan, provided that only employees of the Company may receive Incentive Stock Options. All grants of Discretionary Options will be evidenced by a written option agreement.

  (b) Option Term. The Plan Administrator shall determine the term of any Discretionary Option granted by it, provided that the term of any Incentive Stock Option may not be longer than ten years, and provided further that the term of any Incentive Stock Option granted to an Eligible Individual possessing more than 10% of the combined voting power of the Company or an affiliate (a "10% Holder") may not be longer than five years.

  (c) Number of Underlying Shares. The Plan Administrator shall determine the number of shares underlying any Discretionary Option it elects to grant, provided that the aggregate fair market value of all shares underlying Incentive Stock Options granted to an Eligible Individual that first become exercisable in any calendar year may not exceed $100,000.

  (d) Exercise Price. The Plan Administrator shall determine the exercise price of any Discretionary Option it elects to grant, provided that (i) the exercise price of Incentive Stock Options may not be less than the fair market value of the underlying shares on the grant date, and (ii) the exercise price of any Incentive Stock Option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date.

  (e) Vesting. The Plan Administrator shall determine the vesting schedule, if any, with respect to each Discretionary Option it elects to grant.

  Exercise of Options. The exercise price for all Options must be paid to the Company at the time of exercise in cash, personal or certified check, bank draft, or postal or express money order, provided, however, that the

Plan Administrator may, in its discretion, (a) permit the exercise price of Discretionary Options to be paid in any one, or any combination, of the following manners: (i) with shares of Common Stock owned by the optionee; (ii) with shares of Common Stock withheld from the shares otherwise deliverable to the optionee upon exercise of the Option; (iii) by delivery of an irrevocable direction to a securities broker to sell shares of Common Stock and deliver the proceeds to the Company; and (iv) by delivery of a promissory note with recourse, interest, security, redemption and other terms as the Plan Administrator shall determine; and (b) permit the exercise price of any Non-Discretionary Option to be paid in any one, or any combination, of the manners specified in clauses (i), (ii) and (iii) above. Any shares of Common Stock used to exercise an Option shall be valued at their fair market value as of the exercise date. The Plan Administrator also may, in its discretion, permit the holder of a Discretionary Option to surrender all or part of such option in exchange for a payment (in cash, shares of Common Stock valued at fair market value on the date of surrender, or any combination thereof) in an amount equal to the difference between the aggregate fair market value (as of the surrender date) and the aggregate exercise price of the shares as to which such option is surrendered. As of May 28, 1996, the closing sale price of the Common Stock on the New York Stock Exchange was $19.125 per share.

  Reload Feature. If, upon the exercise of any Discretionary Option, shares otherwise issuable to the optionee are withheld to satisfy the exercise price or federal, state and local withholding tax obligations, the Plan Administrator may, in its discretion, issue a new Option to such optionee covering the number of shares withheld. Any such new Option will be identical to the Discretionary Option being exercised, except that the exercise price will be equal to the fair market value of the Common Stock as of the grant date of such new Option.

  Restricted Stock Awards. The Plan Administrator may, in its discretion, grant awards of Restricted Stock to Eligible Individuals from time to time during the term of the 1995 Incentive Plan. Each such award may be either a sale or a bonus grant, and will be evidenced by a written Restricted Stock purchase or bonus agreement, as applicable. The Plan Administrator has the discretion to fix the terms applicable to each Restricted Stock award, including without limitation payment terms, transfer restrictions, and forfeiture, repurchase and vesting provisions, subject only to the restrictions contained in the 1995 Incentive Plan. The Plan Administrator may, in its discretion, condition any Restricted Stock award on the attainment of one or more preestablished objective performance goals meeting the requirements of Section 162(m) of the Code and the regulations thereunder.

  SAR Awards. The Plan Administrator may, in its discretion, grant awards of SARs to Eligible Individuals from time to time during the term of the 1995 Incentive Plan. Each such award will be evidenced by a written agreement, which will specify the term of the SAR and may contain any other provisions that the Plan Administrator deems appropriate and that are consistent with the provisions of the 1995 Incentive Plan.

  Acceleration upon Change in Ownership. On the twenty-second day after any Share Acquisition Date (as defined below), each Option, SAR, Restricted Stock bonus or Restricted Stock purchase agreement evidencing an Option, SAR or Restricted Stock automatically will become fully vested, nonforfeitable and exercisable, and any Restricted Stock covered by any such agreement will be released from all restrictions on transfer and all repurchase and forfeiture restrictions, unless, before such twenty-second day, a majority of the directors of the Company who are not affiliated with the Acquiring Person (as defined below) have approved the transaction pursuant to which such person became an Acquiring Person. A "Share Acquisition Date" means the first date of public announcement that a person (other than the Company, a subsidiary of the Company, or an employee benefit plan of the Company or any subsidiary) (an "Acquiring Person") has become the beneficial owner of 20% or more of the outstanding shares of Common Stock.

  Certain Other Corporate Changes. The Plan Administrator has the discretion, to the extent permitted by applicable law, to include provisions in any agreements evidencing awards granted under the 1995 Incentive Plan providing that, in the event of a dissolution, liquidation, merger or consolidation of the Company, or any other event that the Plan Administrator deems to have effected a change in control of the Company, any such awards shall accelerate and become fully vested, and all forfeiture and/or transfer restrictions with respect thereto shall lapse, regardless of whether such awards are otherwise to be assumed or replaced in connection with such event.

  Term and Early Termination. The 1995 Incentive Plan became effective on May 31, 1995 upon its approval by the stockholders at the 1995 Annual Meeting, and will terminate with respect to the grant of additional awards on May 31, 2005, unless sooner terminated by the Board of Directors. The Board of Directors may terminate or suspend the 1995 Incentive Plan at any time and for any reason, subject to certain restrictions on the ability to adversely affect awards previously granted thereunder.

  Amendment. The Board of Directors may amend the 1995 Incentive Plan, and any agreements evidencing awards granted thereunder (other than agreements evidencing Non-Discretionary Options), at any time and for any reason, subject to certain restrictions on the ability to adversely affect awards previously granted thereunder and to any legal requirement to obtain stockholder approval. Such amendments may include, without limitation, accelerating vesting provisions of, and repricing, awards other than Non-Discretionary Options. In addition, terms of the 1995 Incentive Plan relating to Non-Discretionary Options may not be amended more than once every six months, except if necessary to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or any applicable rules and regulations thereunder. With the holder's written consent, the Plan Administrator also may cancel any outstanding Option or SAR or accept any outstanding Option or SAR in exchange for a new Option or SAR.

  Rule 16b-3 Compliance. Transactions under the 1995 Incentive Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the 1995 Incentive Plan, or any action of the Plan Administrator, fails so to comply, such provision or action will be deemed null and void to the extent that is permitted by applicable law and that the Plan Administrator deems advisable. If the 1995 Incentive Plan does not include any provision required by Rule 16b-3 in order to qualify awards of Non-Discretionary Options as awards under a non-discretionary formula within the meaning of that Rule, such provision (other than one relating to eligibility requirements or the price or amount of awards) will be deemed automatically to be incorporated by reference into the 1995 Incentive Plan with respect to awards of Non-Discretionary Options.

  Expenses. The Company makes no cash contributions to the 1995 Incentive Plan, but bears the expenses of administration. In addition, the Company also will incur cash expenses in connection with the exercise of SARs.

 U.S. Federal Income Tax Consequences Relating to the 1995 Incentive Plan

  The following is a brief summary of the current U.S. federal income tax rules generally applicable to the awards under the 1995 Incentive Plan.

  Non-Qualified Stock Options. An optionee is not subject to federal income tax upon grant of a Non-Qualified Stock Option. At the time of exercise, the optionee will realize ordinary income (subject to withholding) to the extent that the then fair market value of the Common Stock exceeds the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the optionee's holding period). The Company is entitled to a business expense deduction at the same time and to the same extent that the optionee realizes compensation income.

  Incentive Stock Options. Incentive Stock Options awarded under the 1995 Incentive Plan are intended to constitute "incentive stock options" under
Section 422 of the Code. An optionee is not subject to federal income tax upon either the grant or exercise of an Incentive Stock Option. If the optionee holds the shares acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, then the difference between the amount realized on a subsequent sale or other disposition of shares and the option price will constitute long-term capital gain or loss. The Company will not be entitled to any deduction with respect to the grant or exercise of the Incentive Stock Option.

  If the optionee sells the shares acquired under an Incentive Stock Option before the requisite holding period, he/she will be deemed to have made a "disqualifying disposition" of the shares and will realize ordinary income in the year of disposition equal to the lesser of the fair market value of the shares at exercise less the exercise price or the amount realized on their disposition over the option price of the shares. Any gain recognized upon a disqualifying disposition in excess of the ordinary income portion will constitute either short-term or long-term capital gain. In the event of a disqualifying disposition, the Company will be entitled to a business expense deduction in the amount of the ordinary income realized by the optionee.

  The option spread on the exercise of an Incentive Stock Option is an adjustment in computing alternative minimum taxable income. No adjustment is required, however, if the optionee made a disqualifying disposition of the shares in the same year as he/she is taxed on the exercise.

  Stock Appreciation Rights. An optionee is not taxed upon the grant of SARs. An optionee exercising SARs will realize ordinary income (subject to withholding) in the amount of the cash or the fair market value of the shares received. The Company will be entitled to a business expense deduction at the same time and to the same extent that the optionee realizes compensation income.

  Restricted Stock. An awardee of Restricted Stock will generally realize ordinary income (subject to withholding) when and to the extent that the restrictions on the shares lapse, as measured by the value of the shares at the time of lapse. The awardee's holding period for the shares will not commence until the date of lapse, and dividends paid during the restriction period will be treated as compensation. The income realized on lapse of the restrictions will constitute an addition to the awardee's tax basis in the shares.

  In lieu of deferred recognition of income, the awardee may formally elect, within 30 days of the award, to realize income at the time of award, as measured by the fair market value of the stock on the date of the award determined without regard to the restrictions. The income realized will constitute an addition to the tax basis of the shares. In the case of such election, any appreciation (or depreciation) on the shares during the restriction period will give rise to capital gain (or capital loss). In the event that the awardee terminates employment during the restriction period and forfeits his/her shares, no deduction may be claimed and the taxes paid on award of the shares shall be forfeited.

  The Company will be entitled to a business expense deduction at the same time and to the same extent that the awardee realizes compensation income.

 New Plan Benefits

  The following table sets forth information regarding the awards to be granted under the 1995 Incentive Plan to the persons named below, to the extent that such awards are presently determinable.

      NAME AND POSITION                                   NUMBER OF OPTIONS
      -----------------                               --------------------------
      All Executive Officers as a Group.............. Not presently determinable
      Non-Employee Directors as a Group.............. 22,500(/1/)
      All Employees as a Group....................... Not presently determinable

- --------
(1) Consists of a grant of Non-Discretionary Options covering 7,500 shares to each of Messrs. Greene, Johannsmeier and Mendelson immediately following the Annual Meeting, assuming such persons are reelected as directors of the Company.

                                  PROPOSAL 3

                         RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements annually since the Company's inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

             SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 4, 1996, by (i) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock; (ii) all directors and nominees for director; (iii) the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Compensation of Directors and Executive Officers" below; and (iv) all current executive officers and directors of the Company as a group. Mr. Johannsmeier and Dr. Maslak can be contacted at the offices of the Company. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                                 BENEFICIAL
                                                                  OWNERSHIP
                                                              -----------------
    BENEFICIAL OWNER                                           SHARES   PERCENT
    ----------------                                          --------- -------
   State of Wisconsin Investment Board(/1/).................. 2,760,700  10.2%
    P. O. Box 7842
    Madison, WI 53707
   Delphi Asset Management(/2/).............................. 1,637,500   6.1%
    485 Madison Avenue
    New York, NY 10022
   Karl H. Johannsmeier...................................... 5,183,423  19.2%
   Samuel H. Maslak(/3/)..................................... 2,109,657   7.6%
   Robert J. Gallagher(/4/)..................................   369,651   1.4%
   Stephen T. Johnson(/5/)...................................   159,078     *
   Bradford C. Anker(/6/)....................................   151,687     *
   Daniel R. Dugan(/7/)......................................   140,633     *
   Royce Diener(/8/).........................................    38,670     *
   Alan C. Mendelson(/9/)....................................     6,950     *
   Albert L. Greene(/10/)....................................     5,500     *
   All Executive Officers and Directors as a group (13
    persons)(/11/)........................................... 8,548,230  29.7%

- --------
  * Less than 1%
 (1) Based on information contained in a statement on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 2, 1996.

 (2) Based on information contained in a statement on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 13, 1996.
 (3) Includes 603,670 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996, which are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned pursuant to Rule 13d-3(d)(1) under the Exchange Act. Also includes 7,280 shares of Common Stock for which Dr. Maslak disclaims beneficial ownership.
 (4) Includes 282,030 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996. Also includes 12,000 shares for which Mr. Gallagher disclaims beneficial ownership.
 (5) Includes 151,000 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996. Also includes 900 shares for which Mr. Johnson disclaims beneficial ownership.
 (6) Includes 149,650 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996.
 (7) Includes 134,424 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996.
 (8) Includes 21,670 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996. Also includes 2,000 shares of Common Stock for which Mr. Diener disclaims beneficial ownership.
 (9) Includes 5,000 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996. Also includes 950 shares for which Mr. Mendelson disclaims beneficial ownership.
(10) Includes 5,000 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996.
(11) Includes 23,130 shares as to which beneficial ownership is disclaimed by certain executive officers of the Company. Also includes 1,726,371 unissued shares of Common Stock subject to options exercisable within 60 days of May 4, 1996.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers serving as executive officers at the end of the fiscal year, for the three fiscal years ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                LONG TERM
                                               COMPENSATION
                    ANNUAL COMPENSATION           AWARDS
   NAME AND         ----------------------     ------------     ALL OTHER
  PRINCIPAL          SALARY                                    COMPENSATION
   POSITION    YEAR    ($)     BONUS ($)       OPTIONS (#)         ($)
  ---------    ---- ---------- ---------       ------------    ------------
Samuel H.
Maslak         1995 $  679,000  $  67,900              0         $   500(/7/)
 Chairman and
 Chief         1994 $  679,000  $       0              0         $   500(/7/)
 Executive Of-
 ficer         1993 $  650,000  $  48,100        316,775(/2/)    $   500(/7/)
Robert J.
Gallagher      1995 $  415,000  $  41,500        100,000         $   500(/7/)
 President and
 Chief         1994 $  350,000  $  35,000              0         $   500(/7/)
 Operating Of-
 ficer         1993 $  293,000  $  23,440        123,360(/3/)    $   500(/7/)
Daniel R.
Dugan          1995 $  300,000  $  60,000         50,000         $57,597(/8/)
 Sr. Vice
 President,    1994 $  270,000  $  54,000        100,000         $57,597(/9/)
 Worldwide
 Sales,        1993 $  209,000  $  49,720(/1/)   130,040(/4/)    $57,344(/1//0/)
 Service, Mar-
 keting
Bradford C.
Anker          1995 $  250,000  $  25,000         20,000         $   500(/7/)
 Vice Presi-
 dent,         1994 $  232,000  $  18,000              0         $   500(/7/)
 Manufacturing 1993 $  222,000  $  17,760        157,738(/5/)    $   500(/7/)
Stephen T.
Johnson        1995 $  250,000  $  37,500         25,000         $   500(/7/)
 Vice Presi-
 dent,         1994 $  195,000  $  11,700         50,000         $   500(/7/)
 Chief Finan-
 cial          1993 $  169,000  $  13,520         66,680(/6/)    $   500(/7/)
 Officer and
 Treasurer

- --------
 (1) Consisting of $16,720 as a year-end bonus pursuant to the Company's officer bonus plan and $33,000 as a bonus based upon the performance of the Company's domestic field organization.
 (2) Includes options for 216,775 shares granted in exchange for the cancellation of options for 325,000 shares during a Company-wide option repricing.
 (3) Includes options for 53,360 shares granted in exchange for the cancellation of options for 80,000 shares during a Company-wide option repricing.
 (4) Includes options for 80,040 shares granted in exchange for the cancellation of options for 120,000 shares during a Company-wide option repricing.
 (5) Includes options for 142,738 shares granted in exchange for the cancellation of options for 214,000 shares during a Company-wide option repricing.
 (6) Includes options for 26,680 shares granted in exchange for the cancellation of options for 40,000 shares during a Company-wide option repricing.
 (7) Consisting of an employer contribution of $500 to each employee's 401(k) plan account.
 (8) Consisting of an employer contribution of $500 to Mr. Dugan's 1995 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,097. See "Certain Relationships and Other Transactions" for a description of such loan.
 (9) Consisting of an employer contribution of $500 to Mr. Dugan's 1994 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,097. See "Certain Relationships and Other Transactions" for a description of such loan.
(10) Consisting of an employer contribution of $500 to Mr. Dugan's 1993 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $56,844. See "Certain Relationships and Other Transactions" for a description of such loan.

  During 1995, each non-employee director received an annual fee of $24,000 in connection with his service on the Board of Directors of the Company and was reimbursed for all travel expenses incurred in attending meetings of the Board. In addition, after May 1995, each non-employee director received $500 for each committee meeting he attended when that committee meeting was not held in conjunction with a Board meeting. Pursuant to the 1995 Incentive Plan, each non-employee director who was elected at the 1995 Annual Meeting was granted an option on May 31, 1995 to purchase 5,000 shares of the Company's Common Stock at an exercise price equal to the then fair market value.

                     OPTIONS GRANTED TO EXECUTIVE OFFICERS

  The following two tables set forth certain information regarding stock options granted to, exercised by, and owned by the executive officers named in the foregoing Summary Compensation Table during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                               RATES OF STOCK PRICE
                                          % OF TOTAL                             APPRECIATION FOR
                                        OPTIONS GRANTED                           OPTION TERM(2)
                          OPTIONS       TO EMPLOYEES IN  EXERCISE   EXPIRATION ---------------------
          NAME           GRANTED(#)       FISCAL YEAR   PRICE/SHARE    DATE       5%         10%
          ----           ----------     --------------- ----------- ---------- --------- -----------
Samuel H. Maslak........        0             --              --          --
Robert J. Gallagher.....  100,000(/1/)       7.16%        $11.00     05/31/05  $ 691,784 $ 1,753,117
Daniel R. Dugan.........   50,000(/1/)       3.58%        $12.375    03/01/05  $ 389,129 $   986,128
Bradford C. Anker.......   20,000(/1/)       1.43%        $13.625    02/10/05  $ 171,374 $   434,295
Stephen T. Johnson......   25,000(/1/)       1.79%        $12.375    03/01/05  $ 194,564 $   493,064

- --------
(1) Granted at fair market value on the date of grant; vesting over five years with 10% of the shares vesting six months after the date of grant and the balance vesting daily over the remaining 4 1/2 years. Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. In the event of a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, any surviving corporation shall assume the options outstanding, substitute similar rights for outstanding options, or the options shall continue. If the surviving corporation refuses to assume or continue the options, vesting on such options shall be accelerated. Subject to certain exceptions and conditions, in the event that a person or entity acquires more than 20% of the Company's then outstanding stock without the approval of the Board of Directors, vesting of outstanding options is automatically accelerated.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Assuming 5% and 10% compounded annual appreciation of the stock price over the term of the option, the price of a share of Common Stock underlying an option issued February 10, 1995 with an exercise price of $13.625 would be $22.19 and $35.34, respectively, on February 10, 2005, the price of a share of Common Stock underlying an option issued March 1, 1995 with an exercise price of $12.375 would be $20.16 and $32.10, respectively, on March 1, 2005, and the price of a share of Common Stock underlying an option issued May 31, 1995 with an exercise price of $11.00 would be $17.92 and $28.53, respectively, on May 31, 2005. The closing sale price of Acuson stock on the New York Stock Exchange on December 29, 1995 was $12.375.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED IN-THE-MONEY OPTIONS
                                                      OPTIONS AT FY-END(#)     AT FY-END ($)
                         SHARES ACQUIRED    VALUE         EXERCISABLE/          EXERCISABLE/
          NAME           ON EXERCISE(#)  REALIZED($)     UNEXERCISABLE        UNEXERCISABLE(1)
          ----           --------------- ----------- ---------------------- --------------------
Samuel H. Maslak........        --             --       568,082/108,693      $267,262/$84,997
Robert J. Gallagher.....        --             --       258,056/146,804      $149,995/$152,340
Daniel R. Dugan.........        --             --       104,036/176,004      $ 83,683/$46,382
Bradford C. Anker.......      5,000        $53,500      129,938/ 51,800      $ 234,529/$43,721
Stephen T. Johnson......        --             --       135,976/ 91,704      $ 85,185/$15,462

- --------
(1) Value per share is defined as the market price of Acuson stock at year end minus the per share exercise price of the option. The closing sale price of Acuson stock on the New York Stock Exchange on December 29, 1995 was $12.375.

               REPORT OF THE COMPENSATION COMMITTEE AND BOARD OF
                       DIRECTORS--EXECUTIVE COMPENSATION

  The Company believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel in the competitive Silicon Valley area, and should also provide meaningful incentives for measurably superior performance. The Company seeks to reward achievement of long and short-term performance goals measured by successful development of new products, sales volume, meeting or exceeding financial targets, and other factors. In addition, the Company's performance is considered on an absolute basis and in comparison to other ultrasound companies in the United States and other high technology companies in the San Francisco Bay Area in determining executive remuneration.

  The Company's executive compensation generally consists of a base salary, a cash bonus and long-term incentive compensation in the form of stock options. When appropriate, a numerically based bonus based on sales or order performance has been used for certain executive officers. The overall officer cash compensation structure is designed so that, in general, a combination of base salary and a 10% bonus is aimed to pay officers at approximately the 75th percentile, based on the surveys described below used to obtain comparable compensation data. The compensation for any individual may be above or below this target, based on a number of factors, also described below.

  Salaries for the Company's executive officers, other than for the Chief Executive Officer, are recommended by the Chief Executive Officer, and reviewed and approved by the Compensation Committee of the Board of Directors. However, with respect to the February 1995 determination of officer salaries for 1995, because one of the two members of the Compensation Committee was unable to attend the February 1995 Compensation Committee meeting, Dr. Maslak's recommendations were reviewed and approved by the full Board of Directors.

  In determining his recommendations for salaries of executive officers, Dr. Maslak generally does not employ a formulaic approach or assign a predetermined weight to any specific objective or subjective criteria. Rather, he relies on a number of factors he deems important in making his recommendation. These factors include the performance of the executive over the past year, his view of the value of the executive's position at the Company and the importance of the output of the functional area managed by the executive, both on an absolute basis and on a relative basis in comparison to the challenges facing that functional area and the results achieved, as well as his view of the Company's performance and the ultrasound market in general. He also relies on publicly available executive compensation surveys chosen for their reputability and relevance to the Company in terms of geographic area and size of companies surveyed and on a study of executive compensation in publicly-held high technology companies, including competitors and neighboring companies in the San Francisco Bay Area. The publicly available survey data may be adjusted by the Company's Employee Relations Department to make the data more consistent with positions and responsibilities at the Company. Neither the surveys nor the study specifically use data for the companies included in the groups listed in the performance graph in this proxy statement.

  The salary for the Chief Executive Officer is determined in much the same manner by the Compensation Committee, with the Committee considering the survey data, an assessment of the Company's performance and Dr. Maslak's performance and contributions to the Company. In general, there has been no formulaic tie between the Company's stated goals and performance and Dr. Maslak's salary; instead the Committee's judgment and discretion has been used. However, as noted above, because of the absence of one of the two members of the Compensation Committee in February 1995, the full Board (other than Dr. Maslak) reviewed and approved Dr. Maslak's salary for 1995.

  When the Board of Directors met in February 1995 to determine executive officer salaries for 1995, Dr. Maslak noted that 1994 revenues had increased over 1993 revenues in a very difficult environment, and the Company had successfully controlled expenses. He also reported that survey data received placed the Company's officers' salary compensation, including bonuses, between the 50th and 75th percentile of executive compensation for high technology companies of a similar size in the Northern California area. Dr. Maslak noted that in order to retain and motivate officers, the Company's goal was to place officer cash compensation, based on salary and a 10% bonus, at or near the 75th percentile. Based on the performance of the Company and in order to achieve this goal, he recommended that a 7.5% target raise be used as the basis for determining salary increases for executive officers. Using this 7.5% target, Dr. Maslak then recommended specific raises for the officers, other than himself. In most cases he recommended that raises be greater than 7.5% based, in some cases on the officers being promoted to greater responsibilities and in some cases on his assessment of the officer's individual performance during 1994. The Board accepted these recommendations.

  Dr. Maslak then requested that he receive no salary raise for 1995, his preference being that the Company make significant progress in its research and development activities and be better situated for improved profit performance before he accept an increase. The Board agreed to accept his recommendation.

  The Company's Officer Bonus Plan is designed to pay a bonus of up to 25% of an officer's base salary. The target amount is not established on an annual basis. The amount of any particular annual bonus awarded under the Bonus Plan, other than for the Chief Executive Officer, is recommended by the Chief Executive Officer based on his assessment of a number of factors. These factors include financial results, including orders, shipments and profit margins, relative market share, meeting in a timely manner product development milestones and expense controls, as a well as qualitative factors such as achievement vs. difficulty of corporate objectives and positioning the Company for the future. These goals are not formally established at any point in time and no specific target amounts are included in these goals, but they are discussed on a subjective basis with the Committee at the time the Committee considers the bonuses. The Chief Executive Officer reviews the Company's performance in these areas in light of his assessment of overall market conditions, as well as his assessment of the officer's performance during the prior year. The bonus for the Chief Executive Officer is determined in the same way by the Compensation Committee.

  Officer bonuses for 1995 were determined in February 1996. The Chief Executive Officer reported to the Committee that during 1995 the Company had made significant progress toward its strategic objectives; successfully controlled expenses; maintained its overall market share in an increasingly competitive market; and was now in a position to launch a significant new product. Based on these factors, Dr. Maslak recommended that bonuses of 10% of salary for all executive officers other than himself be granted, with the exception of two officers, who, because of exceptional performance, should be granted a larger bonus. The Compensation Committee accepted these recommendations.

  Dr. Maslak's bonus was reviewed by the Compensation Committee independently. The Committee considered the factors outlined by Dr. Maslak above, as well as the survey data covering total compensation for chief executive officers. In light of the Company's progress and Dr. Maslak's request not to receive a salary increase for 1995, the Compensation Committee determined that a 10% bonus, i.e. comparable to that recommended for the other officers, would be appropriate. Dr. Maslak's 1995 total cash compensation is between the 50th and 75th percentile of the total cash compensation, including bonuses, of CEOs in the survey data.

  The Company also has a merit bonus program that applies to employees (including officers) to recognize special accomplishments or significant efforts. The Chief Executive Officer has the discretion to grant a bonus to any officer consistent with the principles of this program. No bonuses were awarded to executive officers under this program in 1995.

  Stock options are awarded to encourage a long-term commitment to the Company and to direct officers' focus on long-term appreciation of shareholder value, as opposed to short-term results or functional area goals. In general, options align rewards with long-term increased value for shareholders. Options also serve as reward and recognition for past work and as an incentive to perform well in the future. The Chief Executive Officer recommends a pool of shares available for option grants to officers as a whole and he compares the recommended pool with survey data drawn from high technology companies in the San Francisco Bay Area and other ultrasound companies. According to this data, the overall pool of shares allocated for officer grants was comparable to officer option grants among the companies in the survey data. Dr. Maslak's recommendation of which individual officers should receive grants of options and the size of those grants are based primarily on his view of individual performance, the potential of the individual to influence positively the long-term growth and value of the Company, on his evaluation of the relative importance of that individual in meeting the Company's objectives, and on advice from the Company's Employee Relations department on compensation necessary to hire and retain senior executives in the Silicon Valley area. The Compensation Committee, for options granted in May 1995, and the Board of Directors, for options granted in February and March 1995, accepted all of the Chief Executive Officer's recommendations. The Chief Executive Officer did not receive an option grant during 1995.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers in 1995 did not exceed the $1 million limit per officer nor is it expected that the non-performance based compensation to be paid to the Company's executive officers in 1996 will exceed that limit. The Company's 1991 and 1995 Stock Incentive Plans are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under either plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

  The February 1995 Board of Directors    The current Compensation Committee
      Royce Diener                              Royce Diener
      Robert J. Gallagher                       Karl H. Johannsmeier
      Samuel H. Maslak                          Albert L. Greene
      Thomas J. Perkins                         Alan C. Mendelson

                               PERFORMANCE GRAPH
LOGO
              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN/1/
        AMONG S&P 500 INDEX, S&P MEDICAL PRODUCTS AND SUPPLIES INDEX/2/
                            AND ACUSON CORPORATION

Measurement Period           S&P            MEDICAL PRODUCTS    ACUSON
(Fiscal Year Covered)        500 INDEX      & SUPPLIES          CORP
- -------------------          ----------     ----------------    ------
Measurement Pt-  12/31/90    $100           $100                $100
FYE   12/31/91               $130           $164                $118
FYE   12/31/92               $140           $140                $58
FYE   12/31/93               $155           $107                $45
FYE   12/31/94               $157           $127                $60
FYE   12/31/95               $215           $214                $45

Assumes $100 invested on December 31, 1990 in S&P 500 Index, S&P Medical Products and Supplies Index and Acuson Corporation

Notes: (1) Total Return assumes reinvestment of dividends.
       (2) Medical Products & Supplies Index includes C.R. Bard Inc., Baxter International Inc., Becton Dickinson & Co., Bausch & Lomb, Medtronic Inc., St. Jude Medical, Biomet, Inc., and U.S. Surgical.

                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  During the first part of 1995, until May 31, 1995, the Compensation Committee consisted of Messrs. Diener and Perkins. However, Mr. Perkins was unable to attend the meeting at which 1995 executive officer salaries were to be determined, and as a result the decisions with respect to such salaries were made by the Board of Directors. Dr. Maslak, Chairman of the Board and Chief Executive Officer, and Mr. Gallagher, President and Chief Operating Officer, serve on the Board of Directors and participated in the deliberations (although Dr. Maslak received no salary increase for 1995). In May 1995, Mr. Perkins retired from the Board, and the newly elected directors, Messrs. Greene, Johannsmeier and Mendelson, joined Mr. Diener on the Compensation Committee. The decisions with respect to bonuses for 1995, which were made in February 1996, were made by the Compensation Committee. Dr. Maslak recommended the bonus amounts to the Committee for all executive officers, other than himself, and did not participate in the deliberations with respect to his bonus. Messrs. Diener, Greene, Johannsmeier, Mendelson and Perkins are not and have never been officers or employees of the Company.

                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  In connection with Mr. Dugan's relocation to the San Francisco Bay Area in August 1991, the Company loaned Mr. Dugan $400,000 to assist him in the purchase of a home in the San Francisco Bay Area. The loan is secured by Mr. Dugan's residence.

  The loan to Mr. Dugan is interest-free and will be fully forgiven on a daily basis over a seven year period which commenced on August 8, 1991. The loan will be automatically forgiven upon termination of Mr. Dugan's employment by the Company without "cause" as defined in the promissory note, Mr. Dugan's death, reduction of Mr. Dugan's salary below $200,000, or a "change in control" of the Company, as defined in the note. If Mr. Dugan voluntarily terminates his employment with the Company or if he is terminated by the Company for "cause," he must repay the outstanding balance of the loan plus any tax savings to him resulting from any repayment of the loan, no later than the second anniversary of the date of termination.

  As of December 31, 1995, approximately $148,617 of the loan to Mr. Dugan was outstanding and the largest aggregate amount outstanding during the year was approximately $205,558.

                          ANNUAL REPORT AND FORM 10-K

  The Company's 1995 Annual Report, including financial statements and financial statement schedules, has been mailed or is being mailed with this proxy statement to stockholders entitled to notice of the meeting. A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR 1995 WILL BE PROVIDED UPON WRITTEN REQUEST AND WITHOUT CHARGE TO EACH SUCH STOCKHOLDER. Requests should be sent to Stockholder Relations, Acuson Corporation, P.O. Box 7393, Mountain View, California 94039-7393.

                                OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ CHARLES H. DEARBORN
                                          Charles H. Dearborn
                                          Secretary

                                  DETACH HERE

                              ACUSON CORPORATION
                     Proxy Solicited by Board of Directors
P         For Annual Meeting of Stockholders to be held July 23, 1996
R
O         The undersigned hereby appoints Samuel H. Maslak and Robert J.
X    Gallagher, and each of them, with full power of substitution, as proxies
Y and attorneys-in-fact to vote the shares of Common Stock of Acuson Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held July 23, 1996 and at any adjournment(s) thereof, on the following matters as set forth in the Notice of said meeting and Proxy Statement related thereto, and, in their discretion, upon such other matters which may properly come before the meeting or any adjournment(s) thereof.

                                                    ---------------
                                                      SEE REVERSE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.               SIDE
                                                    ---------------

                                --DETACH HERE--

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    This proxy will be voted as specified, or if no choice is specified, FOR items 1, 2 and 3.

    1. ELECTION OF DIRECTORS:

       Nominees: Robert J. Gallagher, Albert L. Greene, Karl H. Johannsmeier, Samuel H. Maslak, Alan C. Mendelson

       FOR [ ]      WITHHELD [ ]

       [ ]
       --------------------------------------
       For all nominees except as noted above

    2. To approve an amendment to the Company's 1995 Stock Incentive Plan to increase the number of shares underlying the options automatically granted to non-employee directors on an annual basis from 5,000 to 7,500.

       FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

    3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

       FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

    MARK HERE FOR ADDRESS
    CHANGE AND NOTE AT
    LEFT  [ ]

Please sign below exactly as your name or names appear hereon. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.



Signature:                                  Date:
          ---------------------------------      ------------------------------


Signature:                                  Date:
          ---------------------------------      ------------------------------